Exhibit 99.1

NovaDel Announces $1.6 Million Equity Financing

Bridgewater, NJ – February 15, 2011 NovaDel Pharma Inc. (OTCBB: NVDL.OB) announced today that it entered into a securities purchase agreement to raise $1.6 million in gross proceeds through the sale of 1,667 shares of its Series A Convertible Preferred Stock to institutional investors having a stated value of $1,000 per share for a price of $960 per share, resulting in an original issue discount of 4%. The shares of Series A Convertible Preferred Stock are initially convertible into 16,670,000 shares of our common stock at a conversion price of $0.10 per share. The investors also received Series A Warrants, with a 5 year term, to purchase up to 16,670,000 shares of our common stock in the aggregate at an exercise price of $0.15 per share; Series B Warrants, with a 1 year term, to purchase up to 16,670,000 shares of our common stock in the aggregate at an exercise price of $0.10 per share; and Series C Warrants, with a 5 year term, to purchase up to 16,670,000 shares of our common stock in the aggregate at an exercise price of $0.15 per share. The Series B Warrants are immediately exercisable, while the Series A Warrants and Series C Warrants are only exercisable on and after February 15, 2012. The Series C Warrants may only be exercised by the holder thereof to the extent and in the same percentage that the holder exercises its Series B Warrant.

The offering closed on February 14, 2011 simultaneously with the execution of the securities purchase agreement. The net proceeds of the financing will be used primarily for the continued development of Duromist™, our oral spray formulation of sildenafil citrate for erectile dysfunction, development of our other product candidates and for general working capital purposes.

Roth Capital Partners served as the sole placement agent for the offering.

The shares of preferred stock, warrants and shares of common stock underlying the preferred stock and the Series B Warrant are being offered pursuant to a prospectus forming a part of the Company’s effective registration statement (File No. 333-170066) filed with the Securities and Exchange Commission, a copy of which may be obtained at the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional terms of this offering (including the full terms and conditions of the securities purchase agreement, the preferred stock and warrants) are disclosed in the prospectus filed with the SEC on February 14, 2011 and on a Form 8-K filed with the SEC by NovaDel Pharma Inc. simultaneously with this press release.

ABOUT NOVADEL PHARMA INC.

NovaDel Pharma Inc. is a specialty pharmaceutical company that develops oral spray formulations for a broad range of marketed pharmaceutical products. The Company’s patented oral spray drug delivery technology seeks to improve the efficacy and safety of existing prescription pharmaceuticals, as well as patient compliance and patient convenience. NovaDel has two marketed products that have been approved by the FDA: NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia. NovaDel’s leading product candidate, Duromist™, is being developed for the treatment of erectile dysfunction. The Company also has product candidates that target nausea, migraine headache and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTC BB: NVDL), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company’s actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s financial results and its product pipeline, please review the Company’s SEC filings at the Investor Relations section of www.novadel.com.

CONTACTS:

Steven B. Ratoff

(908) 203-4640
Chairman, President and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com